Exhibit 10.27

Execution Version

FALCON’S CREATIVE GROUP, LLC SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is entered into by and between Falcon’s Creative Group, LLC, a Delaware limited liability company (the “Company”), QIC Delaware, Inc., a Delaware corporation (the “Purchaser”), and, solely for purposes of Sections 5.3 and 5.4, Falcon’s Beyond Global, LLC, a Florida limited liability company, as of July 27, 2023 (the “Effective Date”).

RECITALS

WHEREAS, prior to the parties entering into this Agreement, the Company converted from a Florida limited liability company into a Delaware limited liability company;

WHEREAS, the Company desires to raise equity capital by issuing and selling to the Purchaser an aggregate of 25 Preferred Units in the Company (the “New Units”) for an aggregate amount of $30,000,000.00 (the “Subscription Price”);

WHEREAS, the Purchaser desires to purchase the New Units in accordance with, and on the terms set forth in, this Agreement and to become a member of the Company by executing the Amended LLC Agreement concurrently herewith; and

WHEREAS, the Company desires to effect the sale and issuance to the Purchaser of the New Units and the admission of the Purchaser as a member of the Company, in each case in accordance with, and on the terms set forth in, this Agreement.

AGREEMENT

In consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as set forth herein:

Article 1
DEFINITIONS

1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Action” means any action, suit, claim, complaint, litigation, audit, proceeding, arbitration, mediation, charge, investigation or other similar dispute.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Amended LLC Agreement” means the Amended and Restated Limited Company Agreement of the Company, dated on or about the date hereof, substantially in the form attached hereto as Exhibit A.

“Anti-Corruption Law” means the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and any other applicable anti-bribery or anti-corruption law, rule or regulation of similar purposes and scope to which the any member of the Company Group is subject.

“Anti-Money Laundering Laws” means any laws or regulations relating to money laundering or terrorist financing, including, without limitation, the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107¬ 56 (a/k/a the USA Patriot Act); Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; and any similar laws or regulations currently in force or hereafter enacted.

“Arbitral Tribunal” has the meaning set forth in Section 7.7.

“Board” means the Board of Managers of the Company.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor Requirements of Law or executive order or executive memo (including, without limitation, IRS Notice 2020-65, and IRS Notice 2021-11), and any subsequent Requirements of Law (including any administrative guidance) to the extent intended to address the consequences of coronavirus (COVID-19) disease and the severe acute respiratory syndrome coronavirus 2 (SARS-CoV2) virus, including the Health and Economic Recovery Omnibus Emergency Solutions Act.

“Closing Payment” means an amount equal to the excess of (x) the Subscription Price over (y) the Incentive Program Holdback Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means the Company and each of its Subsidiaries.

“Company Intellectual Property” means, collectively, the Company-Owned Intellectual Property and the Company-Licensed Intellectual Property.

“Company-Licensed Intellectual Property” means all Intellectual Property used or held for use by a member of the Company Group and necessary for the operation of the businesses of the Company Group, excluding Company-Owned Intellectual Property.

“Company-Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by a member of the Company Group.

“Company Project” means any audiovisual, interactive or other ancillary project that is developed, produced, financed, owned, distributed or otherwise exploited by any member of the Company Group.

“Company Registered Intellectual Property” means all Company-Owned Intellectual Property that is registered or for which an application for registration has been made, including registered trademarks and copyrights and applications therefor, patents and patent applications, domain names, and social media accounts and handles.

“Company Systems” means all networks, servers, switches, endpoints, Software, platforms, electronics, websites, storage, firmware, hardware, and related information technology or outsourced services, and all electronic connections between them, that are owned, purported to be owned, operated, or used by a member of the Company Group.

“Company Talent Incentive Program” means an employee retention and attraction incentive program established by the Company to incentivize employees of the Company Group involved in satisfying the QIC Priority Commitment (as defined in the Amended LLC Agreement) to satisfy such QIC Priority Commitment.

“Company’s Knowledge” or “Knowledge of the Company” means the actual knowledge after reasonable investigation of any of the following individuals: Scott Demerau, Cecil D. Magpuri, Simon Philips, Joanne Merrill, David Schaefer, Yvette Whittaker, Jennifer Smeresky, Jason Ambler, Simon Hirst, Tori Eurton, Saham Ali or Robb Wilson. Additionally, for purposes of Section 4.9, the Company shall be deemed to have “knowledge” of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

“Contract” means any written or oral contract, agreement, lease, license, sales order, purchase order or other legally binding commitment or instrument.

“Contractual Obligation” means, as to any Person, any agreement, lease of real or personal property, contract, indenture, mortgage, deed of trust or other contractual obligation to which such Person is a party.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof and any epidemics, pandemic or outbreaks thereof.

“Disclosure Schedules” means those certain Disclosure Schedules, dated as of the date of this Agreement, delivered by the Company to the Purchaser in connection with this Agreement and attached hereto as Exhibit B.

“Dispute” has the meaning set forth in Section 7.7.

“Environmental Claim” means any administrative, regulatory or judicial action, suits, demand letter, claim, lien, notice of noncompliance or violation, investigation (other than internal reports prepared by the Company Group (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceeding with respect to any Environmental Liability, including (i) any and all claims by a Governmental Body for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all claims by any third party seeking damages, contribution or indemnification.

“Environmental Law” means all applicable laws of any jurisdiction relating to the protection of the environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of the Company Group directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any Contract pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit required to comply with Environmental Law.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“FBG” means Falcon’s Beyond Global, LLC, a Florida limited liability company.

“Form S-4” means the draft registration statement on Form S-4 that Falcon’s Beyond Global, Inc. filed with the SEC on February 14, 2023 as amended on May 15, 2023 and June 28, 2023.

“Governmental Body” means the government of any nation, state, city, locality or other political subdivision of any of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any arbitral body and any corporation or other entity exercising public functions owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, and any mediator, arbitrator or arbitral body.

“Government Official” means any officer or employee of any Governmental Body or any department, agency or instrumentality thereof, including state-owned and partially state-owned entities, or of a public organization or political party (including candidates for political office) or any person acting in an official capacity for or on behalf of any such Governmental Body, department, agency, organization, political party or public organization.

“Hazardous Materials” means any substance, material or waste that is regulated, classified, or otherwise characterized as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or “explosive” pursuant to any Environmental Law.

“Incentive Program Holdback Amount” means $12,000,000.00.

“Intellectual Property” means all U.S. and foreign intellectual property, inventions, and other proprietary rights, whether registered or unregistered, including (a) patents, utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of such patents and patent applications, and any counterparts worldwide claiming priority therefrom, and all rights in and to any of the foregoing; (b) trademarks, trade dress, service marks, trade names, corporate names, brand names, logos, and similar designations of source or origin, whether registered or unregistered, and pending applications to register the same, and all goodwill associated therewith; (c) moral rights, design rights, database rights, copyrights, and copyrightable works, including all writing, reports, analyses, evaluation protocols, designs, Software (including object code, Source Code, or other form), mask works, or other works, whether registered or unregistered, and pending applications to register the same; (d) confidential or proprietary know-how, trade secrets, methods, processes, practices, formulas, techniques, algorithms, inventions, ideas, technical data, discoveries, research and development, compositions, designs, customer, supplier, partner, and talent lists, pricing and cost information, business and marketing plans and proposals, and other similar proprietary information (collectively, “Confidential Information”); (e) internet web site addresses, domain names, and URLs; (f) social media accounts, logins, and passwords; (g) rights of publicity, rights of privacy, rights to name and likeness, and similar rights; and (h) all remedies and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

“LCIA” has the meaning set forth in Section 7.7.

“Losses” means any and all damages, deficiencies, losses, liabilities, lawsuits, claims, demands, causes of action, obligations, damages, diminution in value, penalties, judgments, settlements, fines, interest, out-of-pocket costs and expenses (including the reasonable out-of-pocket costs and expenses of attorneys incurred in the defense thereof) and all other out-of-pocket amounts paid in investigation, pursuit, defense or settlement of any of the foregoing, whether involving a third-party claim or a claim solely between the parties with respect to this Agreement).

“Margin Stock” has the meaning given in Regulation U promulgated pursuant to the Securities Exchange Act of 1934, as amended.

“Material Adverse Effect” means any event, circumstance, change or condition that, when taken individually or together with all other events, circumstances, changes or conditions, has or is reasonably likely to have a materially adverse effect on the financial condition, operations, business, assets (including intangible assets) or liabilities of the Company Group, taken as a whole.

“Material Contracts” means all of the following Contracts to which a member of the Company Group (or, with respect to clause (d) below, a Related Party) is a party:

(a) Contracts with a vendor or supplier of the Company Group that required payment to such vendor or supplier by the Company Group for the year ended December 31, 2022 of an aggregate amount exceeding $50,000 (the “Vendor Contracts”);

(b) Contracts that required payment to a member of the Company Group for the year ended December 31, 2022 of an aggregate amount exceeding $50,000;

(c) Contracts providing for the grant by a member of the Company Group of rights to market or sell such member’s services on behalf of any member of the Company Group to any other Person;

(d) Contracts with a Related Party pursuant to which a third party sells products or goods, or furnishes services, to any member of the Company Group;

(e) Contracts (i) related to indebtedness for borrowed money or any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument or (ii) granting a lien on the Company Group’s assets, whether tangible or intangible, to secure any indebtedness;

(f) Contracts pursuant to which a member of the Company Group has, directly or indirectly, made any advances, loans, extensions of credit or capital contributions (in each case, which remain outstanding), other than advances or capital contributions by a member of the Company Group to another member of the Company Group;

(g) Contracts reflecting joint ventures, partnerships or similar agreements or arrangements;

(h) Contracts that limit or purport to limit the ability of the Company Group to (i) compete in any line of business or with any Person or in any geographic area or market or during any period of time, (ii) sell, supply, provide or furnish any service or product, (iii) hire or solicit Persons from employment or engagement as an independent contractor or (iv) use, prosecute, defend or enforce rights in any Company Intellectual Property;

(i) Contracts providing for (i) the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of a member of the Company Group, or (ii) any exclusivity obligations or similar restrictions that are binding on a member of the Company Group;

(j) Contracts under which a member of the Company Group has agreed to purchase goods or services in any fiscal year from a vendor, supplier or other Person on a “most favored nation” basis;

(k) Contracts that involve customer arrangements (i) with commitments by a member of the Company Group that remain to be performed in excess of twelve-months or that are expected to require at least 15% of the Company Group’s capacity at any time after the Effective Date, (ii) that commit the services of any member of the Company Group or any employee thereof to be rendered on an exclusive or “priority” basis or (ii) that commit any member of the Company Group to be a preferred provider of any product or services to any Person;

(l) Contracts that provide for the employment, engagement, or consultancy (including any that provide for severance, retention, change-of-control or termination or similar pay) of any executive officer, employee, consultant, director or manager or any other individual service provider who provides services to any member of the Company Group with aggregate annual compensation in excess of $150,000;

(m) Contracts that require payments upon a “change in control” of any member of the Company Group;

(n) Contracts that are for future capital expenditures in an amount exceeding $50,000 in the aggregate;

(o) Contracts containing a provision of the type commonly referred to as a “key man” or “of the essence” provision for Cecil D. Magpuri, David Schaefer and Robb Wilson;

(p) Contracts pursuant to which any member of the Company Group acquires any copyright in any Company Project;

(q) Contracts that contain an existing obligation (contingent or otherwise) to pay any amounts in respect of purchase price adjustment, earn-outs, deferred payments or similar obligation, in each case, in connection with the acquisition of any Person or other business organization, division or business of any Person;

(r) Contracts with respect to the acquisition or disposition of any assets or of any Person (whether by merger, sale of stock, sale of assets or otherwise) entered into in the last three years;

(s) Leases of real property;

(t) Contracts that settle, or that otherwise relate to, any Action and (i) involve future payments (or a series of payments) of One Hundred Thousand Dollars ($100,000) in the aggregate; (ii) in connection therewith, the Company Group has admitted fault or culpability; or (iii) transfer, or obligate the Company Group to transfer, any material assets to a third party;

(u) Contracts pursuant to which a member of the Company Group grants any license or other rights in (including any option to) any Company-Owned Intellectual Property (including Contracts containing releases, immunities from suit, covenants not to sue, or non-assertion provisions), other than non-exclusive licenses entered into in the ordinary course of business with the Company Group’s customers, employees, consultants or service providers pursuant to standard forms (and which forms have been provided to Purchaser);

(v) Contracts pursuant to which a member of the Company Group receives any license or other rights in (including any option to) any Intellectual Property, other than non-exclusive licenses for generally commercially available Software licensed to the Company Group on standard terms for an annual license fee of $50,000 or less;

(w) Contracts pursuant to which (i) a member of the Company Group is granted any exclusive license or other exclusive rights in (including any exclusive option to) any Intellectual Property, or (ii) rights in any Company Intellectual Property are materially restricted or otherwise affected (including any material covenant not to sue, non-assertion, co-existence, settlement or similar agreements);

(x) Contracts with any Governmental Body to which a member of the Company Group is a party;

(y) Contracts with a member of the Company Group;

(z) Contracts with any Affiliate of the Company Group that is not a member of the Company Group;

(aa) any outstanding loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business; and

(bb) Contracts not made in the ordinary course of business and not otherwise included as Material Contracts pursuant to which a member of the Company Group recognized or expected to result in revenue in excess of $50,000 in the calendar year ended December 31, 2022 or any subsequent calendar year.

“Open Source Materials” means any software licensed and distributed under a license listed by the Open Source Initiative as an approved license at https://opensource.org/licenses/alphabetical and that satisfies the “Open Source Definition” provided by the Open Source Initiative at https://opensource.org/osd as of the date of this Agreement, or a license listed by the Free Software Foundation as a free software license at https://www.gnu.org/licenses/license-list.html#SoftwareLicenses and that satisfies the “Free Software Definition” provided by the Free Software Foundation at https://www.gnu.org/philosophy/free-sw.en.html as of the Effective Date.

“Order” means any order, judgment, decree, writ, injunction, decree or determination of any court, arbitrator, commission, board, bureau, agency or other Governmental Body.

“Permitted Liens” means (a) statutory liens for current Taxes that are not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’, landlords’ and similar liens arising or incurred in the ordinary course of business; (c) zoning, building codes, entitlement and other land use restrictions under environmental regulations by any Governmental Body, none of which materially and adversely impact the value or current use and operation of the affected property and (d) title of a lessor under a capital or operating lease.

“Person” means any natural person or any firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Body or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Personal Information” means any information or data, that is capable, directly or indirectly, of being associated with, related to or linked to, or used to identify, describe, contact or locate, a natural individual, device or household and any information that constitutes personal data, personal information or any similar term under any applicable Law or privacy policy applicable to member of the Company Group and includes, without limitation, an individual’s first and last name, home address, telephone number, email address, Governmental Body-issued identifier (including social security number, driver’s license number, or passport number), payment card, bank, or other financial information, and biometric, medical, or health information.

“Privacy Laws” means all Laws, rules, guidance, guidelines or standards, in each case as amended, consolidated, re-enacted or replaced from time to time, relating to the privacy, security, or Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, Processing and security of payment card information, and email, text message, or telephone communications.

“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Information, and/or is considered “processing” by any applicable Laws and/or Privacy Requirements.

“Reimbursement Amount” has the meaning set forth in Section 7.8.

“Related Party” means any Affiliate of any member of the Company Group or any present or former officer, director, employee, direct or indirect stockholder or immediate family member of such Affiliate or a member of the Company Group.

“Reorganization” means the actions required by the Company, FBG or any other Person to transfer and assign all of the equity securities of the Subsidiaries set forth on Schedule 4.6 to the Company.

“Requirements of Law” or “Law” means, as to any Person, any law (including common law), treaty, rule or regulation of a Governmental Body, in each case, binding upon such Person or applicable to the transactions contemplated by this Agreement.

“Rules” has the meaning set forth in Section 7.7.

“SALT Election” means any election under applicable state or local income Tax law pursuant to which an entity will incur or otherwise be liable for any state or local income Taxes that would have been borne (in whole or in part) by the direct or indirect equity owners of such entity had no such election been made (e.g. any “Specified Income Tax Payment” as defined by IRS Notice 2020-75).

“Sanction Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) or the U.S. Department of State) or the United Nations Security Council.

“Sanctioned Country” means any country or region that is, or has been in the last five years, the subject or target of a comprehensive embargo under trade control Laws (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, Russia and the Crimea, Donetsk and Luhansk regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Trade Laws, including: (a) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, OFAC, Specially Designated Nationals and Blocked Persons List; (b) any entity that is, in the aggregate, more than 50 percent owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.

“SEC” means the United States Securities and Exchange Commission.

“Security Breach” means any (a) unauthorized or unlawful Processing, or other act or omission that compromises the security, integrity, or confidentiality, of any Company Systems, Personal Information, or Confidential Information used or held for use by or on behalf of a member of the Company Group; or (b) phishing, social engineering, or other cyberattack that results in a monetary loss to or business disruption affecting any member of the Company Group.

“Software” means any and all (a) computer programs, including, without limitation, any and all software implementations of algorithms, models and methodologies, whether in Source Code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Source Code” means computer software and code, in a form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Subsidiary” means, with respect to any Person, any entity of which (a) a majority of the total voting power of shares of stock or equivalent ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if no such governing body exists at such entity, a majority of the total voting power of shares of stock or equivalent ownership interests of the entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity.

“Tax” means, with respect to any Person, all federal, state, local or non-U.S. income taxes (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits), gross receipts, capital, net worth, sales, use, ad valorem, transfer, franchise, license, fee, withholding, payroll, employment, social security, value added, excise, property, escheat, abandoned or unclaimed property, estimated or windfall profits taxes, alternative or add-on minimum taxes, customs duties or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Body on such Person, in each case, whether disputed or not.

“Tax Authority” means any Governmental Body or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws relating to any Tax.

Article 2
PURCHASE AND SALE OF THE New UNITS

2.1 Purchase of the New Units. Subject to the terms and conditions of this Agreement, the Purchaser hereby subscribes for, and the Company agrees to sell and issue to the Purchaser at the Closing, the New Units, for an aggregate purchase price equal to the Subscription Price (the “Subscription”), which shall, in the aggregate, equal 25% of the outstanding equity securities of the Company as of the Closing. At the Closing, the Company shall deliver to the Purchaser an electronic certificate representing the New Units being subscribed for by the Purchaser at the Closing against payment by the Purchaser of the Closing Payment by wire transfer of immediately available funds to the bank account designated in writing by the Company. The closing of the Subscription under this Agreement (the “Closing”) shall take place electronically via the exchange of documents and signatures on the Effective Date, subject to the terms of Section 2.2 and Article 6 hereof.

2.2 Adoption of Amended LLC Agreement. The Purchaser hereby approves, accepts, adopts, and agrees to be bound as a member of the Company by each and every provision contained in the Amended LLC Agreement, and agrees, as a condition precedent to the Closing, to become a member of the Company as of the Effective Date by executing and delivering a counterpart signature page to the Amended LLC Agreement concurrently herewith.

2.3 Use of Proceeds; Company Talent Incentive Program.

(a) The Company shall use the proceeds from the sale of the New Units to support the growth and expansion of the Company’s design and master planning capacities. Specifically, such proceeds shall be used as follows: (i) the Incentive Program Holdback Amount for recruitment, talent acquisition and retention, (ii) $8,750,000.00 for strategic acquisitions, (iii) $8,750,000.00 for infrastructure and office space expansion (including hardware and software upgrades), and (iv) $500,000.00 for the Company’s Philippines office (each, an “Expenditure Category”); provided, that as long as the aggregate amount of proceeds used on the Expenditure Categories is equal to the Subscription Price, the Company shall, subject to Section 7.6(e) of the Amended LLC Agreement, be permitted to re-allocate up to 10% of the funds committed herein to an Expenditure Category to a different Expenditure Category without Purchaser’s consent. Any changes to the use of proceeds contemplated herein shall require the Purchaser’s prior written consent.

(b) Following the Closing, the Parties hereby agree to negotiate in good faith the prompt implementation of a Company Talent Incentive Program that includes either (i) an equity pool equal to approximately 10% of the Company’s issued and outstanding equity or (ii) a cash bonus pool equal to the Incentive Program Holdback Amount. Upon the finalization of, and execution of all definitive documents related to, a Company Talent Incentive Program that has been approved by the Company and Purchaser, Purchaser shall send a wire transfer of immediately available funds in an amount equal to the Incentive Program Holdback Amount to the bank account designated in writing by the Company. For the avoidance of doubt, the payment of the Incentive Program Holdback Amount constitutes an additional contribution to the Company by the Purchaser in respect to the New Units and no additional equity interests will be issued to the Purchaser in respect of such payment. The Incentive Program Holdback Amount shall constitute an adjustment of the Closing Payment for U.S. federal income tax purposes and shall be treated as such by Purchaser and the Company.

2.4 Tax Treatment and Elections. The parties hereto intend that the transactions effected at the Closing be treated in accordance with Internal Revenue Service Revenue Ruling 99-5, Situation 2 for U.S. federal income tax purposes as (a) a contribution of cash by Purchaser to the Company in exchange for New Units and (b) a contribution of the Company’s assets to the Company by FBG in exchange for common units of the Company, in each case, in a transaction qualifying under Section 721(a) of the Code. The parties hereto intend that, following the Closing, the Company will be treated as a partnership for U.S. federal income tax purposes.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company, as of the Effective Date, as follows:

3.1 Organization. The Purchaser is duly formed, validly existing and in good standing under the Requirements of Law of its jurisdiction of organization.

3.2 Authorization. The Purchaser has the requisite power to execute and deliver this Agreement and the Amended LLC Agreement and to perform the transactions contemplated hereby and thereby to be performed by it. The execution and delivery by the Purchaser of this Agreement and the Amended LLC Agreement and the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized by all necessary corporate or other action on the part of the Purchaser. This Agreement and the Amended LLC Agreement have been duly executed and delivered by a duly authorized representative of the Purchaser and, assuming the due execution and delivery of this Agreement and the Amended LLC Agreement by the Company, each constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.

3.3 Consents and Approvals. No consent, approval, waiver, Order, or authorization of, action by, registration, declaration, or filing with, or notice to, any Person (including any Governmental Body or any other Person), and no lapse of a waiting period under any Requirements of Law, is required to be obtained or made in connection with the execution and delivery of this Agreement or the Amended LLC Agreement by the Purchaser, the performance by the Purchaser of the transactions contemplated hereby and thereby to be performed by it, or the consummation by the Purchaser of the transactions contemplated hereby and thereby except consents, approvals, waivers, Orders, or authorizations, actions, registrations, declarations, filings or notices that have been made or obtained prior to the Effective Date.

3.4 No Conflicts. The execution and delivery of this Agreement and the Amended LLC Agreement by the Purchaser does not, and neither the performance by the Purchaser of the transactions contemplated hereby and thereby to be performed by it, nor the consummation of the transactions contemplated hereby and thereby, will (a) conflict with or contravene the certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or similar organizational document of the Purchaser, (b) conflict with, result in any violation of, require any consent, approval, waiver, authorization, action, or notice under or constitute a breach of or default under (or an event that with notice or lapse of time or both could reasonably be expected to become a breach of or default under) any Contractual Obligation of the Purchaser, (c) violate any Order applicable to the Purchaser, or (d) violate any Requirements of Law applicable to the Purchaser.

3.5 Securities Law Representations.

(a) The Purchaser is receiving the New Units for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution or other disposition thereof.

(b) The Purchaser is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Neither the Purchaser nor any Person who beneficially owns an interest in the Company through the Purchaser is subject to an event described in Rule 506(d)(l)(i)-(viii) of regulation D under the Securities Act.

(c) The Purchaser has been given the opportunity to obtain any information or documents relating to, and to ask questions and receive answers about, the Company Group and the business and prospects of the Company Group which the Purchaser deems necessary to evaluate the merits and risks related to the Purchaser’s investment in the New Units and to verify the information received. The Purchaser and its advisors, if any, have been furnished with and have had the opportunity to review the Amended LLC Agreement and any other documents which may have been made available upon request.

(d) The Purchaser’s knowledge and experience in financial and business matters are such that the Purchaser is capable of evaluating the merits and risks of the Purchaser’s investment in the New Units; and the Purchaser is aware of no “general solicitation or advertising” (within the meaning of Rule 502 of Regulation D under the Securities Act) in connection with the transactions contemplated by this Agreement.

(e) The Purchaser’s financial condition is such that the Purchaser can afford to bear the economic risk of holding the New Units for an indefinite period of time and has adequate means for providing for the Purchaser’s current needs and contingencies and to suffer a complete loss of its investment in the New Units.

(f) The Purchaser acknowledges that (i) the Company’s offer and sale of the New Units to the Purchaser will not be registered under the Securities Act or the securities laws of any state or other jurisdiction; (ii) the New Units may not be resold, except pursuant to transactions that are registered, or exempt from registration, under the Securities Act and the applicable securities laws of any state or other jurisdiction; (iii) the New Units may need to be held, and the Purchaser may be forced to continue to bear the economic risk of the investment in the New Units, indefinitely; (iv) there will not be any public trading market for the New Units, and, as a result, the Purchaser may be unable to sell or dispose of the New Units; and (v) the Purchaser’s ability to dispose of the New Units will be subject to the restrictions contained in the Amended LLC Agreement, a copy of which the Purchaser has reviewed.

(g) The Purchaser understands that the New Units are being acquired by the Purchaser in transactions not involving any public offering within the meaning of the Securities Act, in reliance on an exemption therefrom. The Purchaser understands that the New Units have not been, and will not be, approved or disapproved by the SEC or by any other federal or state agency, and that no such agency has passed on the accuracy or adequacy of disclosures made to the Purchaser by the Company. The Purchaser further acknowledges that the Company shall have no obligation to register the resale of any New Units under the Securities Act or any other applicable securities laws.

3.6 Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the sale of the New Units contemplated hereby based on any agreement, arrangement or understanding with the Purchaser or any action taken by the Purchaser.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules (it being agreed that the disclosure of any matter in any section in the Disclosure Schedules shall be deemed to have been disclosed in any other section in the Disclosure Schedules to which the applicability of such disclosure is reasonably apparent on its face), the Company hereby represents and warrants to the Purchaser, as of the Effective Date, as follows:

4.1 Organization. Each of the Company and FBG has all requisite power and authority to enter into this Agreement and the Amended LLC Agreement and to consummate the transactions contemplated hereby and thereby and to carry on its business as now conducted and as presently proposed to be conducted. Each of the Company and FBG is duly formed, validly existing and in good standing under the Requirements of Law of the State of Delaware. Each of the Company and FBG is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

4.2 Authorization. Each of the Company and FBG has the requisite power to execute and deliver this Agreement and the Amended LLC Agreement and to perform the transactions contemplated hereby and thereby to be performed by it. The execution and delivery by the Company and FBG of this Agreement and the Amended LLC Agreement and the performance by the Company and FBG of its obligations hereunder and thereunder have been duly authorized by all necessary limited liability company or other action on the part of the Company or FBG, as applicable. This Agreement and the Amended LLC Agreement have been duly executed and delivered by a duly authorized representative of the Company and FBG and, assuming the due execution and delivery of this Agreement and the Amended LLC Agreement by the Purchaser, each constitutes a legal, valid and binding obligation of the Company and FBG, enforceable against the Company and FBG in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.

4.3 Consents and Approvals. No consent, approval, waiver, Order, or authorization of, action by, registration, declaration, or filing with, or notice to, any Governmental Body, and no lapse of a waiting period under any Requirements of Law, is required to be obtained or made in connection with the execution and delivery of this Agreement or the Amended LLC Agreement by the Company or FBG, the performance by the Company or FBG of the transactions contemplated hereby and thereby to be performed by it, or the consummation by the Company or FBG of the transactions contemplated hereby and thereby except consents, approvals, waivers, Orders, or authorizations, actions, registrations, declarations, filings or notices that have been made or obtained prior to the Effective Date.

4.4 No Conflicts. The execution and delivery of this Agreement and the Amended LLC Agreement by the Company and FBG do not, and neither the performance by the Company or FBG of the transactions contemplated hereby and thereby to be performed by it, nor the consummation of the transactions contemplated hereby and thereby, will, (a) conflict with or contravene the Company’s or FBG’s certificate of formation, limited liability company agreement or similar organizational document of the Company or FBG, (b) conflict with, result in any violation of, require any consent, approval, waiver, authorization, action, or notice under or constitute a breach of or default under (or an event that with notice or lapse of time or both could reasonably be expected to become a default under) any material Contractual Obligation of the Company Group or FBG, (c) violate any Order of any court, arbitrator, commission, board, bureau, agency or other Governmental Body applicable to the Company Group or FBG, or (d) violate any Requirements of Law applicable to the Company Group or FBG.

4.5 Litigation. There are no, and have not been in the past three (3) years any, Actions pending or, to the Knowledge of the Company, threatened in writing, at law, in equity, in arbitration or by or before any Governmental Body, by or against (a) the Company Group or any officer, director or employee of the Company arising out of their employment or board relationship with the Company; (b) to the Company’s Knowledge, that questions the validity of this Agreement and the Amended LLC Agreement or the right of the Company to enter into them, or to consummate the transactions contemplated by this Agreement and the Amended LLC Agreement; or (c) that would reasonably be expected to be, either individually or in the aggregate, material to the Company Group, taken as a whole. Neither the Company nor, to the Company’s Knowledge, any of its officers, directors or employees is a party or is named as subject to the provisions of any Order. There is no Action by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, Actions pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company Group’s employees, their services provided in connection with the Company Group’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

4.6 Subsidiaries. The Subsidiaries of the Company as of the Effective Date are set forth on Schedule 4.6. The Company owns all of the issued and outstanding equity securities of each of its Subsidiaries, free and clear of all liens. Except for the Subsidiaries and other Persons listed in Schedule 4.6, no member of the Company Group directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in, any Person.

4.7 Capitalization.

(a) Schedule 4.7(a)(i) sets forth all of the issued and outstanding units or other equity securities of the Company immediately following the consummation of the transactions contemplated by this Agreement, including the number of any other classes of units of the Company outstanding as of such time. Other than as set forth in this Agreement, the Amended LLC Agreement or as set forth on Schedule 4.7(a)(ii), there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character (x) obligating the Company to issue, transfer, or sell, or cause to be issued, transferred or sold, or (y) convertible into, exchangeable for or evidencing the right to subscribe for, purchase or receive from the Company, or receive any amount based on upon the value of, any units of the Company or other equity securities in the Company or any securities or instruments convertible into or exchangeable or exercisable for such units or other equity interests, and, other than as set forth on Schedule 4.7(a)(ii), there are no outstanding rights, agreements, arrangements or commitments of any character obligating the Company to repurchase, redeem or otherwise acquire any units or other equity interests of the Company. All issued and outstanding units of the Company have been duly authorized and validly issued and are not subject to, and were not issued in violation of, any purchase option, call option, right of first refusal or offer, preemptive right, subscription right or any similar right to acquire such units (other than liens arising under applicable securities laws or restrictions on transfer arising under this Agreement and the Amended LLC Agreement). The New Units have been duly authorized and, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, and will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Amended LLC Agreement, and there are no preemptive or other outstanding rights, options, warrants, conversion rights, call rights or rights of first refusal or other similar agreements or understandings for the purchase or acquisition of any of the New Units other than as set forth in the Amended LLC Agreement.

(b) Except as provided in the Amended LLC Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. Except as contemplated in the Amended LLC Agreement, no member of the Company Group has entered into any agreements with respect to the voting of equity securities of the Company. None of the Company’s unit purchase agreements or option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events. The Company has never adjusted or amended the exercise price of any options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Amended LLC Agreement, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its equity securities. The Company has obtained valid waivers of any rights by other parties to purchase any of the New Units covered by this Agreement.

4.8 Financial Statements.

(a) Correct and complete copies of (i) the unaudited, consolidated balance sheets and related unaudited, consolidated statements of operations, cash flow and member equity of Falcon’s Treehouse, LLC and Falcon’s Treehouse National, LLC for the fiscal years ended December 31, 2021 and December 31, 2022, and (ii) the unaudited, consolidated balance sheets and related unaudited, consolidated statements of operations, cash flow and member equity of the Company Group for the three (3) months ended March 31, 2023 (the “Latest Financial Statement Date”), together with all related notes and schedules thereto ((i) and (ii) collectively, the “Financial Statements”) have been made available to the Purchaser. The Financial Statements (A) present fairly in all material respects the consolidated financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods referred to therein and (B) have been prepared in accordance with the generally accepted accounting principles (“GAAP”) applied on a basis consistent with the past practices of the Company (except, in the case of (A) and (B), as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end audit adjustments).

(b) To the extent related to the Company Group, the Form S-4 does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) Since the Last Financial Statement Date, there has not been:

(i) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(ii) any damage, destruction or loss, whether or not covered by insurance, that is material to the Company Group, taken as a whole;

(iii) any waiver or compromise by a member of the Company Group of a valuable right or of a material debt owed to it;

(iv) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which is not material to the Company Group, taken as a whole;

(v) any material amendment or supplement to and/or modification or waiver of any Material Contract;

(vi) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(vii) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(viii) any declaration, setting aside or payment or other distribution in respect of any of the Company’s equity securities, or any direct or indirect redemption, purchase, or other acquisition of any of such equity securities by the Company;

(ix) any sale, assignment, exclusive license or transfer of any material Company Intellectual Property;

(x) any loss or any development that is reasonably expected to result in a loss, of any significant supplier, customer, distributor or account of a member of the Company Group (other than the completion in the ordinary course of business of specific projects);

(xi) (A) any Tax election or any change to, or revocation of, any Tax election, (B) any change to any Tax accounting period, (C) any adoption of or change to any Tax accounting method or method of reporting income or deductions for Tax purposes, (D) any filing of any amended Tax Return or claim for a Tax refund, (E) any settlement or compromise of any Tax claim, audit, assessment, dispute or Action, or (F) any surrendering of any right to claim a refund, offset or other reduction of Taxes;

(xii) except in the ordinary course of business consistent with past practice, or as otherwise required pursuant to a Benefit Plan in effect on the Effective Date or under applicable Law, (x) grant any severance, retention, change-of-control or termination or similar pay, (y) terminate, adopt, enter into or amend any material Benefit Plan, or (c) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider with aggregate annual compensation exceeding $150,000;

(xiii) any material changes in the compensation or benefits payable to any employee, officer, director or other individual service provider;

(xiv)  grant any equity or equity-type award to any employee or other service provider of any member of the Company Group;

(xv)  enter into, amend, extend or terminate any collective bargaining agreement or similar labor agreement or recognize or certify any labor union, labor organization, or group of employees of any member of the Company Group as the bargaining representative for any employees of any member of the Company Group;

(xvi)  implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any material obligations or liabilities on the part of any member of the Company Group under the federal Worker Adjustment and Retraining Notification Act or any similar state or local “mass layoff” or “plant closing” Law;

(xvii)  terminate (other than for cause) any employee with base annual compensation in excess of $150,000 or hire any employee with base annual compensation in excess of $150,000 other than to fill an open position as of the date hereof; or

(xviii) any arrangement or commitment by the Company to do any of the things described in this Section 4.8.

4.9 Intellectual Property; Licenses, Etc.

(a) Schedule 4.9(a) sets forth a complete and correct list of all (i) Company Registered Intellectual Property, (ii) the jurisdiction in which such item of Company Registered Intellectual Property has been registered or filed and the applicable application, registration, or serial or other similar identification number, and (iii) any other Person that has an ownership interest in such item of Company Registered Intellectual Property, if any, and the nature of such ownership interest. All registration, maintenance, and renewal fees, and other actions required to be paid or taken to maintain the Company Registered Intellectual Property, have been paid or taken. A member of the Company Group solely and exclusively owns the Company-Owned Intellectual Property, free and clear of all liens and encumbrances except for Permitted Liens. No Company-Owned Intellectual Property is subject to any outstanding, pending, or threatened Order or Action (including any opposition, cancellation, interference, inter partes review, or re-examination) that restricts or challenges its validity, enforceability, or scope or the Company Group’s use or ownership thereof. The Company Group owns or has a valid written right and license to use all Intellectual Property used in or necessary for the operation of the business of the Company Group as currently conducted. The Company-Owned Intellectual Property is subsisting, valid and enforceable. Immediately following the Closing, the Company Group will continue to own or have sufficient rights to use all Company Intellectual Property to substantially the same extent as immediately prior to the Closing. No Person who has licensed Intellectual Property to any member of the Company Group has any rights to own, acquire, or use any derivative works or improvements made by or on behalf of the Company Group related to such licensed Intellectual Property.

(b) The Company-Owned Intellectual Property and the operation of the businesses of the Company Group do not infringe, violate, or misappropriate, and have not, for the last three (3) years prior to the Effective Date, infringed, violated, or misappropriated any Intellectual Property of any third party, and, to the Company’s Knowledge, no third party is infringing, violating, or misappropriating any Company-Owned Intellectual Property. Except as set forth on Schedule 4.9(b), the Company Group has not received from a third Person any written notice alleging infringement, violation, or misappropriation of Intellectual Property (including any invitation to license or request or demand to refrain from using any Intellectual Property).

(c) The Company Group has taken commercially reasonable steps to maintain and protect the confidentiality of its Confidential Information, including by requiring all Persons to whom the Company Group has disclosed such Confidential Information to maintain the confidentiality thereof pursuant to an enforceable written confidentiality and non-disclosure agreement. No member of the Company Group has breached any of its obligations of confidentiality owed to a third Person, and to the Company’s Knowledge, no third Person has breached any obligations of confidentiality owed to a member of the Company Group.

(d) Except as set forth on Schedule 4.9(d), each member of the Company Group has executed valid and enforceable written Contracts with all of its respective past and present directors, officers, employees, managers, consultants and independent contractors who developed, produced, or otherwise worked on, in whole or in part, any Intellectual Property developed, produced or otherwise worked on for the Company Group in the course of their employment or retention, pursuant to which such Persons have presently assigned to a member of the Company Group all of their rights, title, and interests in and to all such Intellectual Property. No such Person owns or has, or has alleged in writing that such Person has, any right, claim, interest, or option, including the right to further remuneration or consideration, with respect to any Company-Owned Intellectual Property.

(e) No Source Code for any Company-Owned Intellectual Property has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the Effective Date, an employee or consultant of the Company Group who needs such Source Code to perform his or her job duties and is required to maintain the confidentiality of such Source Code. The Company Group has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the Source Code for any Company-Owned Intellectual Property to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that, with or without notice or lapse of time, will, or would reasonably be expected to, result in the delivery, license, or disclosure of any Source Code for any Company-Owned Intellectual Property to any other Person.

(f) The Company Group is in compliance with the terms and conditions of all licenses for the Open Source Materials. The Company Group has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned Intellectual Property, (ii) distributed Open Source Materials in conjunction with any Company-Owned Intellectual Property, or (iii) used Open Source Materials, in such a way that, with respect to clauses (i) or (ii), creates, or purports to create, obligations for the Company Group with respect to any Company-Owned Intellectual Property or grant, or purport to grant, to any other Person any rights or immunities under any Company-Owned Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in Source Code form, (B) licensed for the purpose of making derivative works, (C) redistributable at no charge or (D) reverse engineered, reverse assembled or disassembled (other than by operation of law)).

(g) No funding, facilities, or personnel of any Governmental Body were used to develop or create, in whole or in part, any Company-Owned Intellectual Property. The Company Group is not a party to any Contract with any Governmental Body that grants to such Governmental Body any right or license with respect to any Company-Owned Intellectual Property.

(h) Schedule 4.9(h) sets forth a complete and correct list of all Company Projects. The Company Group has no outstanding commitment or obligation to advance, cash flow, deficit finance or otherwise fund any amount in connection with the development, production, acquisition or exploitation of any Company Project. The Company Group has fully and timely paid or fulfilled, or caused to be paid or fulfilled, all of its obligations with respect to each Company Project required to be paid, performed or fulfilled as of the Effective Date, including with respect to salaries, royalties, license fees, service charges or fees, bonuses, residuals, participations, financial assurance, and any other payment obligations. No results or proceeds of services rendered by or on behalf of any member of the Company Group with respect to any Company Project infringe, misappropriate or violate any Intellectual Property right, including any literary, dramatic, comedic, musical, “droit moral,” personal, distribution or exhibition right, or libels, defames, violates the rights of privacy or publicity, or violates any other right or interest of any Person or violates any other applicable Law.

4.10 Data Privacy and Security.

(a) The Company Group and all vendors, processors, or other third parties Processing or otherwise with access to Personal Information collected and/or Processed by or for, and/or sharing Personal Information with, the Company Group (collectively, “Data Partners”), comply and have at all times complied with all applicable (i) Privacy Laws and (ii) policies, notices, and/or statements related to Personal Information (“Privacy Policies”), and (iii) contractual commitments related to the Processing of Personal Information (collectively, the “Privacy Requirements”). The Company Group has delivered or made available to the Purchaser true, complete, and correct copies of all of the Company Group Privacy Policies which are and have at all times been accurate, consistent and complete and not misleading or deceptive (including by omission).

(b) The execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement do not and will not: (i) conflict with or result in a violation or breach of any Privacy Requirements; (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Information; (iii) give rise to any right of termination or other right to impair or limit the Purchaser’s rights to own and Process any Personal Information used in or necessary for the operation of the Company Group’s businesses; or (iv) otherwise prohibit the transfer of Personal Information to the Purchaser.

(c) The Company Group routinely engages in due diligence of Data Partners before allowing them to access, receive or Process Personal Information, and monitors them to verify fulfillment of their contractual obligations regarding Personal Information. The Company Group has at all times had agreements in place with all Data Partners, which agreements comply and are consistent with the Privacy Requirements.

(d) The Company Group has at all times implemented, maintained and complied with, and required all Data Partners to at all times implement, maintain and comply with, physical, technical, organizational, and administrative security measures plans, procedures, controls, and programs, including a written information security program, which at a minimum meets industry best practice and (i) protect Personal Information against any Security Breach, and (ii) identify and address internal and external risks to the privacy and security of Personal Information. No member of the Company Group nor any Data Partner has experienced, or made any payment (directly or indirectly) to any perpetrator of, any actual or threatened Security Breach.

(e) In relation to any Security Breach and/or Privacy Requirement, neither the Company Group nor any of its Data Partners has (i) notified or been required to notify any customer, consumer, employee, Governmental Body, or other Person, or (ii) received any notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Governmental Body or other Person. There are no facts or circumstances that could give rise to the occurrence of (i) or (ii).

4.11 Benefit Plans.

(a) Schedule 4.11(a) sets forth a complete list of each material Benefit Plan. For purposes of this Agreement, a “Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, and any other plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, in each case, that is maintained, sponsored or contributed to by any member of the Company Group, or with respect to which any member of the Company Group has any obligation or liability, including all employment, consulting, retention, severance, termination, change in control, collective bargaining, incentive, bonus, deferred compensation, retirement, pension, vacation, holiday, cafeteria, welfare, medical, disability, fringe benefit, profit-sharing, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, arrangements or agreements.

(b) With respect to each Benefit Plan, Company has made available to the Purchaser copies (or to the extent no copy exists, an accurate summary) of, if applicable, (i) the current plan document and any amendments thereto; (ii) the summary plan description and summaries of material modifications thereto; (iii) the most recent determination letter from the Internal Revenue Service and (iv) the most recent annual report on Form 5500 filed with the Internal Revenue Service; and (v) any non-routine correspondence with any Governmental Body since January 1, 2019.

(c) Each Benefit Plan has been administered, maintained, funded and operated in all material respects in accordance with its terms and in compliance with all applicable Laws, including, without limitation, ERISA and the Code. No member of the Company Group nor any other Person is in material default of any Benefit Plan. All required contributions have been timely made to each Benefit Plan on or before any required due dates or, if not yet due, have been properly reflected in the Company’s financial statements.

(d) No member of the Company Group nor, to the Knowledge of the Company, any of its ERISA Affiliates has sponsored, maintained, contributed to, nor was required to contribute to, or has any actual or contingent liability with respect to, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or any plan that is subject to Title IV of ERISA. No circumstance or condition exists that could result in an obligation of any member of the Company Group to pay money to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA or the Pension Benefit Guaranty Corporation. No Benefit Plan that is required to be funded has any unfunded liabilities. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other a member of the Company Group that, together with a Member of the Company Group, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(e) No member of the Company Group has any obligations to provide any post-employment health or welfare benefits for any employee or service provider (other than as required by Requirements of Law), and at the expense of such employee or service provider.

(f) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable opinion or determination letter from the Internal Revenue Service as to such qualification. To the Knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans. With respect to the Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Body is pending or, to the Knowledge of the Company, threatened.

(g) Except as set forth in Schedule 4.11(g), the consummation of the transactions contemplated by this Agreement will not, alone or in combination with any other event, (i) entitle any current or former employee or other individual service provider of any member of the Company Group to any compensatory payment or benefit (including, without limitation, payment of any severance), (ii) accelerate the time of payment or vesting or increase the amount of any compensatory payment or benefit, (iii) otherwise give rise to any material liability under any Benefit Plan, (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Benefit Plan on or following the Closing, (v) require a “gross-up,” indemnification for, or payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code or any other tax or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(h) Any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code) sponsored, maintained or entered into by the Company (each, a “409A Plan”) complies in all material respects with the requirements of Section 409A of the Code and all applicable regulations and notices issued thereunder. No payment made under any 409A Plan has been subject to any taxes under Section 409A or Section 4999 of the Code or any other taxes.

4.12 Labor Matters.

(a) To the Company’s Knowledge, none of its employees is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement with any Person other than a member of the Company Group, or subject to any judgment, decree or order of any court or administrative agency, in any case, that would reasonably be expected to materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of this Agreement and the Amended LLC Agreement, nor the carrying on of the Company’s business (as now conducted) by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will conflict with or breach the terms, conditions, or provisions of, or constitute a default under, any Contract under which any employee of the Company Group is now obligated.

(b) The Company Group is not delinquent in payments to any of its current or former employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for the Company Group to the date hereof or business expenses required under the Company Group’s policies to be reimbursed to such employees, consultants or independent contractors. The Company Group has complied in all material respects with all applicable Laws related to employment, labor, employment practices, social security and Tax matters in connection with employees and independent contractors, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, non-discrimination, harassment, wages and hours, immigration, child labor, privacy, disability rights or benefits, equal opportunity, plant closures and layoffs (including, but not limited to, the WARN Act), affirmative action, workers’ compensation, labor relations, right to organize and to bargain collectively, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees and unemployment insurance. Each member of the Company Group (i) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (ii) has not experienced any actual or, to the Knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against or affecting any member of the Company Group.

(c)

(i) Except as set forth on Schedule 4.12(c)(i), no key employee of the Company Group (A) has, to the Knowledge of the Company, given notice of termination of employment or otherwise disclosed to the Company plans to terminate employment with the Company Group within the twelve (12) month period following the date hereof, (B) is employed under a non-immigrant work visa or similar work authorization that is limited in duration, or (C) has been the subject of any sexual harassment, sexual assault, sexual discrimination or other sexual misconduct allegations during his or her tenure at the Company Group. No member of the Company Group has entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other employee at the level of vice president or above.

(ii) Except as set forth in Schedule 4.12(c)(ii) or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due.

(iii) Except as set forth in Schedule 4.12(c)(iii), the Company Group has no policy, practice, plan or program of paying severance pay that is not completely discretionary in connection with the termination of employment services.

(d) True and complete information as to the name, current job title and compensation of each current director, executive officer and key employee of the Company Group has been made available to the Purchaser.

(e) The Company Group has not granted any equity or equity-based incentives to any current or former officer, employee, director, consultant or other service provider of any member of the Company Group.

(f) Each former employee, consultant or other service provider of the Company Group whose employment was terminated by the Company Group (i) has entered into an agreement with the Company Group providing for the full release of any claims against the Company or any of its affiliates arising out of such employment and (ii) been paid all severance or termination pay owed by the Company Group so that there are no obligations outstanding with respect thereto.

(g) Except as set forth on Schedule 4.12(g), (i) each current and former employee, individual consultant or any other service provider of the Company Group has executed an agreement with the Company Group regarding confidentiality and proprietary information substantially in the form delivered to the Purchaser (the “Proprietary Information Agreements”) or an employment agreement with the Company Group that includes the same provisions. Except as disclosed on Schedule 4.12(g), no employee, individual consultant or any other service provider has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s Proprietary Information Agreement. Each key employee of the Company Group has executed a non-disclosure, non-solicitation and non-competition agreement or an employment agreement that includes non-disclosure, non-solicitation and non-competition provisions, in either case, in the form delivered to the Purchaser. The Company is not aware of any material violations of any agreement described in this Section 4.12(g).

(h)  (i) There are no labor disruptions, work slowdowns, lockouts, stoppages, demands or petitions for recognition, picketings or strikes by employees of the Company Group, pending, or to the Knowledge of the Company, threatened against any member of the Company Group, and there have been no such disruptions or activities for the past three (3) years, (ii) no employee of the Company Group is represented by a union, works council or other employee representative body (a “Union”), (iii) no member of the Company Group is a party to, or otherwise subject to, any labor agreement, collective bargaining agreement or other Contract with a Union, and no such Contract is being negotiated and no such agreements or arrangements are currently being negotiated by the Company Group, (iv) there is no effort currently being made, no representation or certification proceedings or petitions seeking a representation proceeding pending, or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority by, or on behalf of, any employees of the Company Group, and there have been no such efforts or organizing activities with respect to any employees of the Company Group for the past three (3) years.

(i) In the past three (3) years, the Company Group has not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Worker Adjustment and Retraining Notification Act or any similar state or local Law relating to group terminations. The Company Group has not engaged in layoffs or furloughs or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, for the past three (3) years.

4.13 No Undisclosed Liabilities. No member of the Company Group has any material liabilities, except for (a) liabilities disclosed in the Financial Statements and (b) liabilities incurred in connection with the execution of this Agreement. The Company maintains a standard system of accounting established and administered in accordance with GAAP. No member of the Company Group is a party to any “off-balance sheet arrangement” (as defined in Item 2.03 of Form 8-K, as promulgated by the SEC).

4.14 Compliance with Laws. Each member of the Company Group is in compliance, and for the last three (3) years prior to the Effective Date has complied, in all material respects with all Requirements of Law and the Company Group has not received written notice of a violation or alleged violation of any such Requirements of Law.

4.15 Real Property; Assets.

(a) The Company Group has good and valid title to, or valid leasehold interest in or valid license to, all real property necessary in the ordinary conduct of its business as currently conducted. The tangible property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for Permitted Liens. With respect to the tangible property and assets it leases, the Company Group is in material compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company Group does not own any real property.

(b) After giving effect to the licenses granted to the Company Group under the Omnibus License Agreement and the services provided to the Company Group under the Intercompany Services Agreement, the Company Group has good and valid title to all tangible and intangible assets used or held for use in, or necessary for the conduct of, its business as currently conducted as of the Effective Date, and the assets, including any Intellectual Property, owned, licensed or leased by the Company Group constitute all of the assets reasonably necessary for the continued conduct of the business after the Closing in the ordinary course, including, for the avoidance of doubt, for the Company Group to be able to provide services for the Purchaser’s contemplated projects, products and purchase orders as set forth on Schedule 4.15(b)(i) (the “Contemplated Projects”); for the avoidance of doubt, the Purchaser shall have no obligation to enter into any Contract with the Company Group for any or all of the Contemplated Projects, and the Company Group shall have no right to provide services with respect thereto unless such services are contemplated in a Contract between the Purchaser and the Company Group. Except as set forth on Schedule 4.15(b)(ii), no Related Party (other than members of the Company Group) has any right, title or interest in, to or under any of the properties, assets or rights (of any kind and whether tangible or intangible or real or personal) used in, held for use in connection with or relating to the business of the Company Group. As of the Effective Date, all of the assets contemplated by this Section 4.15(b) are free and clear of all liens and have been maintained in the ordinary course of business, are in good operating condition, subject to normal wear and tear, and are suitable for the purposes for which they are currently used.

4.16 Material Contracts; Actions.

(a) Schedule 4.16(a)(i) lists all of the Material Contracts. Except as disclosed on Schedule 4.16(a)(ii), true, correct and complete copies of all Material Contracts, together with all amendments, waivers, or other changes thereto, have been made available to the Purchaser and (i) each Material Contract is a valid and binding obligation of the applicable member of the Company Group, and, to the Knowledge of the Company, the counterparties thereto, enforceable against such counterparty in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar applicable laws affecting creditors’ rights generally or by general equitable principles affecting the enforcement of contracts; (ii) the Company Group has complied with each Material Contract in all material respects; and (iii) there are no breaches or defaults by any member of the Company Group under any Material Contract or, to the Knowledge of the Company, by any other party thereto which would have a material effect on the Company Group. Since December 31, 2021, no member of the Company Group has received written notice from any other party to (x) any Vendor Contract that such party intends to materially reduce or modify its relationship with a member of the Company Group and (y) any Material Contract that such party intends to terminate or, to the extent applicable, not renew any such Material Contract.

(b) Since January 1, 2023, the Company Group has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its equity securities, (ii) incurred any indebtedness for money borrowed, (iii) made any loans or advances to any Person, other than ordinary advances for business expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business or as disclosed on Schedule 4.16(b).

(c) No member of the Company Group is a guarantor or indemnitor of any indebtedness for borrowed money of any other Person outside of the Company Group.

(d) The Company Group does not have and has not had: (i) during the last three (3) years, any Contracts with (x) any Governmental Body or (y) any party that it is doing work on a project financed by or involving any Governmental Body; and (ii) any bids, proposals or other offer that the Company Group has submitted during the last two (2) years that could result in the type of Contracts described in the immediately preceding clause (i).

4.17 Affiliated Transactions. Except as set forth on Schedule 4.17 or Contracts solely by and between members of the Company Group, no Related Party (a) is a party to any Contract or arrangement with any member of the Company Group; (b) has any interest in any property, asset or right used by any member of the Company Group; (c) has outstanding any indebtedness for borrowed money owed to any member of the Company Group or (d) has had business dealings or a material financial interest in any transaction with a member of the Company Group.

4.18 Environmental Matters.

(a) Except as would not be reasonably expected to be material to the Company Group, taken as a whole, the Company Group is in compliance with all Environmental Laws in all jurisdictions in which it is currently doing business (including having obtained all Environmental Permits required for the operation of its business), and the Company Group is not subject to any pending, or to the Knowledge of the Company, threatened Environmental Claim or other Environmental Liability.

(b) The Company Group has not treated, stored, transported or disposed of Hazardous Materials at or form any of its current or former real estate or facilities in a manner that would reasonably be expected to be material to the Company Group, taken as a whole.

4.19 Margin Regulations; Investment Company Act. No member of the Company Group is engaged or will it engage, principally or as one of its important activities, in the business of (a) purchasing or carrying Margin Stock or (b) extending credit for the purpose of purchasing or carrying Margin Stock. No member of the Company Group is (or will be after giving effect to the issuance of the New Units) an “investment company” as defined in the Investment Company Act of 1940, as amended.

4.20 Tax Matters.

(a) The Company Group has timely filed, or caused to be timely filed, all federal, state and local income Tax Returns and other material Tax Returns in the manner required by the Requirements of Law with the appropriate Tax Authority, all such Tax Returns are complete and accurate in all material respects, and all income and other material Taxes due and owing by the Company Group have been timely paid in full (whether or not shown as due on any Tax Return).

(b) No deficiencies for Taxes with respect to the Company Group have been claimed, proposed or assessed by any Tax Authority. There are no pending or, to the Company’s Knowledge, threatened audits, assessments or other actions relating to any Tax liabilities or Tax Returns of the Company Group, and no written notice of any such audits, assessments or other actions have been received by the Company Group. The Company has made adequate provision for Taxes due or accrued as of the date of the most recent Financial Statements.

(c) Each member of the Company Group has properly and timely withheld all Taxes required to be withheld, and properly and timely remitted to the proper Tax Authority all Taxes required to be remitted for which the remittance deadline under applicable Requirements of Law has passed, with respect to amounts paid or owed to any employee, independent contractor, stockholder or other third party, and each member of the Company Group has complied in all material respects with all reporting and recordkeeping requirements relating thereto.

(d) There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the Company Group.

(e) No member of the Company Group has waived any statute of limitations in respect of income or other material Taxes or income or other material Tax Returns or agreed to any extension of time with respect to any Tax assessment or deficiency or adjustment to any Tax Return, which waiver or extension remains open or outstanding, and no member of the Company Group has made any pending request for any such waiver or extension.

(f) No member of the Company Group has been a member of a combined, consolidated, affiliated, unitary or similar group for Tax filing or assessment purposes, and no member of the Company Group has any liability for Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Requirements of Law), as a transferee or successor, by Contract or otherwise.

(g) No member of the Company Group (i) is a party to any Tax allocation, sharing or indemnification Contract, (ii) is a party to any “closing agreement” (as defined in Section 7121 of the Code or any similar provision of U.S. state or local or non-U.S. Requirements of Law) or other Contract with any Tax Authority with respect to Taxes or Tax Returns, (iii) has executed any power of attorney with respect to any Tax or Tax Returns, or (iv) has requested or received any ruling from any Tax Authority.

(h) No claim has been made by any Tax Authority in a jurisdiction in which a member of the Company Group does not file Tax Returns that any such Person is or may be subject to Tax by, or required to file any Tax Return in, that jurisdiction.

(i) No member of the Company Group has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) (or any similar provisions of U.S. state or local or non-U.S. Requirements of Law).

(j) Each member of the Company Group is and has since its formation been classified as a disregarded entity for U.S. federal and applicable state and local income Tax purposes.

(k) No member of the Company Group has made any SALT Election.

(l) No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing as a result of any (i) change in method of accounting or use of an improper method of accounting, in each case, occurring on or prior to the Closing, (ii) installment sale or open transaction disposition made on or prior to the Closing, (iii) intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any similar provisions of U.S. state or local or non-U.S. Requirements of Law) entered into on or prior to the Closing, or (iv) prepaid amount or deferred revenue received on or prior to the Closing or other amount attributable to income economically realized on or prior to the Closing.

(m) No member of the Company Group (were each to be treated as a domestic corporation for U.S. federal income Tax purposes) would be a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) No member of the Company Group has (i) made any election to defer any payroll Taxes, (ii) taken, claimed or applied for any employee retention Tax credit, or (iii) taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act.

(o) Each member of the Company Group is an accrual method taxpayer for U.S. federal and applicable state and local income Tax purposes.

4.21 FCPA. None of the members of the Company Group, nor any director, officer, or employee thereof, nor, to the Company’s Knowledge, any of the Company Group’s representatives, agents, Affiliates or other person acting on behalf of the Company Group, have, directly or indirectly, (a) used any corporate or other funds for unlawful gifts, entertainment or donations; (b) established or maintained any unlawful or unrecorded funds; (c) offered or given any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to any Government Official or any other Person while knowing or having reason to know that all or a portion of such money or item of value may be offered, given or promised to any Government Official for the purpose of influencing any official act or decision of such Person, including a decision to fail to perform such Person’s official function, or to influence any act or decision of a Governmental Body, in each case to assist any Company Group member in obtaining or retaining business, or directing business to any Person ; (d) accepted or received any unlawful contributions, payments, gifts or expenditures; (e) made, or agreed to be made, to any customer, supplier, Government Official, or any actual or purported agent of any of the foregoing, any gift or similar benefit which, if not continued or repeated in the future, would have a material and adverse effect on the relationship of the Company Group with such Person or which would otherwise constitute a violation of any Anti-Corruption Law; or (f) otherwise violated, or taken any act in furtherance of a violation of, any provision of any Anti-Corruption Law. As of the Effective Date, to the Company’s Knowledge, there is no Governmental Body investigating or that has conducted or initiated or threatened any investigation of any member of the Company Group or any of their respective officers, directors, or employees, agents or third-party representatives in connection with an alleged or possible violation of any Anti-Corruption Laws. No member of the Company Group has submitted any voluntary or involuntary disclosure to any Governmental Body in connection with an alleged or possible violation of any Anti-Corruption Laws.

4.22 Anti-Money Laundering Laws. The Company Group is, and has in the last five (5) years been, in compliance in all material respects with all applicable Anti-Money Laundering Laws, and no Action by or before any court or governmental agency, authority or body or any arbitrator involving the Company Group with respect to the Anti-Money Laundering Laws is pending, or to the Company’s Knowledge, threatened.

4.23 Sanction Laws. The Company Group is currently not, nor has been in the last three (3) years: (a) a Sanctioned Person, (b) organized, resident or located in a Sanctioned Country, or (c) engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Trade Laws.

4.24 Insurance. The Company Group has in full force and effect insurance policies with coverage of the type customary to the Company Group’s industry and in an amount sufficient to cover the risks associated with the Company Group’s business. All premiums due on such insurance policies have been paid and none of the members of the Company Group is in material breach or material default thereunder. None of the members of the Company Group has received written notice of any cancellation, termination, reduction of coverage or material premium increases outside of the ordinary course of business with respect to any such insurance policy. The transactions contemplated by this Agreement will not cause a cancellation or reduction in the coverage of such policies.

4.25 Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the sale of the New Units contemplated hereby based on any agreement, arrangement or understanding with the Company Group or FBG or any action taken by the Company Group or FBG.

4.26 Permits. The Company Group has all franchises, licenses and any similar authority necessary for the conduct of its business, the lack of which would reasonably be expected to be material to the Company Group, taken as a whole. The Company Group is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

4.27 Constitutive Documents. The Certificate of Formation and Amended LLC Agreement of the Company as of the date of this Agreement are in the form provided to the Purchaser. The copy of the minute books of the Company provided to the Purchaser contains minutes of all meetings of directors and members and all actions by written consent without a meeting by the directors and members for the last three (3) years prior to the Effective Date and accurately reflects in all material respects all material actions by the directors (and any committee of directors) and members during such period.

4.28 Customers and Suppliers.

(a) Schedule 4.28(a) sets forth the top ten (10) customers (by revenue) of the Company Group for the twelve (12)-month period ended March 31, 2023 (collectively, the “Material Customers”) and the amount of consideration paid to the Company Group by each Material Customer during such period. As of the Effective Date, no such Material Customer has expressed in writing to any member of the Company Group (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company Group, taken as a whole, or (ii) that a member of the Company Group is in material breach of the terms of any Contract with any such Material Customer.

(b) Schedule 4.28(b) sets forth the top ten (10) vendors to and/or suppliers of the Company Group (by spend amount) for the twelve (12)-month period ended March 31, 2023 (collectively, the “Material Suppliers”) and the amount of consideration paid to each Material Supplier by the Company Group during such periods. As of the Effective Date, no such Material Supplier has expressed in writing to any member of the Company Group (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company Group, taken as a whole, or (ii) that a member of the Company Group is in material breach of the terms of any Contract with such Material Supplier.

(c) Schedule 4.28(c) sets forth a complete and correct list of all outstanding customer Contracts and, on a Contract-by-Contract basis, (i) a description of the services that remain to be performed by any member of the Company Group and (ii) the Company’s good faith estimate of the Company Group’s capacity that is required to service such Contract during a twelve (12)-month period following the Effective Date. There are no Contracts that can reasonably be expected to interfere with the QIC Priority Commitment (as defined in the Amended LLC Agreement).

4.29 Restrictive Contract. Other than this Agreement and the Amendment LLC Agreement, the Company Group is not party to any Contract that, by its terms, upon the consummation of the transactions contemplated by this Agreement, will bind or otherwise obligate the Purchaser or any Affiliate thereof (other than the Company Group).

4.30 Pre-Closing Reorganization. The Reorganization has been consummated by FBG and the Company Group prior to the date hereof without any liability to, or any negative affect on, any member of the Company Group. The Company, FBG and all other Persons party to the Reorganization and each of the Contracts and transactions contemplated thereby had the full right, power and authority to execute and deliver each Contract contemplated by the Reorganization and to consummate the transactions contemplated thereby. No further act or proceeding on the part of any Person is necessary to consummate or give effect to the Reorganization.

Article 5
COVENANTS AND AGREEMENTS

5.1 Publicity. Except as required by the Requirements of Law, no publicity, release or public announcement or disclosure concerning the transactions contemplated herein shall be issued by or on behalf of any party without the advance written or electronic consent of the Purchaser and the Company. In the event that a party is required by the Requirements of Law to make such a release, announcement or disclosure, such party shall provide the other party a reasonable opportunity to review such release, announcement or disclosure before such release, announcement or disclosure is made unless prohibited by the Requirements of Law. Each of the Company and the Purchaser agrees that this Agreement and the Amended LLC Agreement and the terms and conditions set forth herein and therein shall be kept strictly confidential and shall not be disclosed or otherwise made available to any other Person and that copies of such documents shall not be publicly filed or otherwise made available to any Person (including the public), except (a) to such party’s Affiliates (to the extent subject to an obligation of confidentiality with respect to such disclosure), (b) to such party’s auditors and legal counsel, (c) such party’s other representatives and agents (to the extent subject to an obligation of confidentiality with respect to such disclosure) or (d) to the extent required by the Requirements of Law or the rules and regulations of a national securities exchange; provided, that with respect to clause (d), the disclosing party shall, prior to making the required disclosure, promptly notify the other party of its determination to make such disclosure and provide such other party with an opportunity to review and comment on any disclosure that relates to such other party or its Affiliates or the transactions contemplated herein.

5.2 Tax Indemnity.

(a) The Company shall indemnify and hold harmless the Purchaser from and against twenty-five percent (25%) of any Taxes that are imposed on any member of the Company Group or for which any member of the Company Group is contractually liable, in each case, with respect to any taxable period (or portion thereof) ending on or before the Effective Date, plus a gross-up of an additional eight and one third percent (8.33%) of such Taxes.

(b) In the case of any Taxes of the Company Group for a Tax period that begins on or before the Effective Date and ends after the Effective Date (“Straddle Period”), such Taxes shall (x) in the case of real property, personal property and similar ad valorem Taxes, be deemed to be Taxes covered by Section 5.2(a) in an amount equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period through and including the Effective Date and the denominator of which is the number of days in the entire Straddle Period, and (y) in the case of any other Taxes, be deemed to be Taxes covered by Section 5.2(a) in an amount equal to the amount of Taxes that would be payable if the relevant Straddle Period ended on the Effective Date.

(c) The Company and the Purchaser agree to treat all payments made by the Company pursuant to this Section 5.2 as adjustments to the Subscription Price for all Tax purposes.

5.3 Special Indemnity. FBG shall indemnify and hold harmless the Purchaser and its affiliates from and against any Losses based upon, arising out of, resulting from, in connection with or otherwise in respect of (a) Falcon’s Treehouse National, LLC’s failure to satisfy the minimum purchase requirement set forth in Article 27 of that certain Attraction Hardware Sales Agreement, dated as of October 17, 2019, by and between Falcon’s Treehouse National, LLC and Oceaneering International, Inc. and (b) any liability arising out of a cancellation, termination or reduction of coverage, or material premium increase outside of the ordinary course of business, under any Benefit Plan as a result of the transactions contemplated by this Agreement, the conversion of any Benefit Plan from a single-employer plan to a multiple-employer plan on or following the Effective Date, the creation of any Company Benefit Plan that mirrors any FBG Benefit Plan or the transfer of any service provider from the Company Group to FBG.

5.4 Intercompany Balance Satisfaction. The Company and FBG (on behalf of itself, its Subsidiaries (other than the Company Group) and its parent entities (collectively, the “FBG Group”)) hereby acknowledge and agree that effective as of the Closing, (a) all indebtedness and other amounts (including any accounts payable) owed by the Company Group to the FBG Group existing as of the Closing (other than (i) any obligations related to, arising out of, or in connection with this Agreement, the Amended LLC Agreement, the Omnibus License Agreement or the Intercompany Services Agreement and (ii) any billed and unbilled receivables owed pursuant to Section 5.5 in connection with services provided by the Company Group to third-parties prior to the Closing) (the “Pre-Closing Balance Amount”) shall be deemed completely satisfied and settled by the Company Group’s payment of $4,046,529 to FBG prior to the Closing, (b) there is no outstanding Pre-Closing Balance Amount and (c) the Company Group and the FBG Group have reflected such settlement on the books and records thereof.

5.5 Pre-Closing Accounts Receivable and Accounts Payable. Within 90 days after the date hereof (the “Post-Closing Period”), the Company shall deliver to QIC a written statement (the “AR/AP Statement”) setting forth (x) the aggregate amount of payments from third parties received by the Company Group during the Post-Closing Period in satisfaction of billed or unbilled accounts receivable for services provided by the Company Group prior to the Closing (“Pre-Closing AR”), (y) an amount equal to the sum of (a) the aggregate amount that the Company Group is required to pay pursuant to invoices received during the Post-Closing Period for services provided to the Company Group by third parties prior to the Closing, plus (b) any other unpaid accrued expenses and other payables incurred by the Company Group prior to the Closing (which shall be calculated in accordance with GAAP and the Financial Statements (to the extent consistent with GAAP) (the “Pre-Closing Expenses and Payables”) and (z) the excess of the Pre-Closing AR over the Pre-Closing Expenses and Payables during the Post-Closing Period (the “Net AR/AP Balance”).  Within 30 days after receipt of the AR/AP Statement (the “Statement Review Period”), QIC, in its sole discretion, may provide written notice (an “Inspection Notice”) to the Company of its election to inspect the Company Group’s books and records to confirm that (i) such Pre-Closing AR payments relate solely to services performed prior to Closing and (ii) such Pre-Closing Expenses and Payables invoices and amounts fully and accurately reflect the fees and expenses incurred by the Company Group for services provided by such third parties prior to Closing.  In the event of a dispute regarding the Pre-Closing AR, the Pre-Closing Expenses and Payables or the Net AR/AP Balance, the parties may refer such dispute to an independent accountant to resolve.  In the event that the Net AR/AP Balance is greater than zero, the Company Group will be permitted to transfer an amount equal to the Net AR/AP Balance to FBG within 5 business days after the latest of (A) the conclusion of the Statement Review Period (if QIC does not provide an Inspection Notice), (B) the date the parties agree upon the Pre-Closing AR, the Pre-Closing Expenses and Payables and the Net AR/AP Balance (if QIC provides an Inspection Notice and the parties agree upon such amounts in writing) and (C) the date an independent accountant determines the disputed amount included in the Pre-Closing AR or the Pre-Closing Expenses and Payables (if QIC provides an Inspection Notice and the parties refer the matter to the independent accountant).  For the avoidance of doubt, following the distribution of the Net AR/AP Balance, if applicable, the Company Group shall not be permitted to transfer any additional amounts collected with respect to pre-Closing billed or unbilled accounts receivable to FBG or any of its Affiliates.

Article 6
Closing Conditions

6.1 Conditions to the Purchasers’ Obligations at Closing. The obligations of the Purchaser to purchase New Units at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

(a) The representations and warranties of the Company contained in Article 4 shall be true and correct in all respects as of the Closing;

(b) The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing;

(c) An officer of the Company shall deliver to the Purchaser at the Closing a certificate certifying that the conditions specified in Sections 6.1(a) and 6.1(b) have been fulfilled;

(d) All authorizations, approvals or permits, if any, of any Governmental Body that are required in connection with the lawful issuance and sale of the New Units pursuant to this Agreement shall be obtained and effective as of the Closing;

(e) As of the Closing, the authorized size of the Board of Managers shall be three (3), and the Board shall be comprised of Yvette Whittaker, David Schaefer and Alain-Franck Lacombe;

(f) The Company and FBG shall have executed and delivered the Amended LLC Agreement to the Purchaser;

(g) The Company and all Affiliates of the Company Group that are not members of the Company Group shall have executed and delivered to the Purchaser the Omnibus License Agreement, under which such Affiliates grant the Company Group a license to any properties, assets and rights that (i) they currently own or control or that they may own or control in the future and (ii) are used or may be used in connection with the business of the Company Group (the “Omnibus License Agreement”);

(h) The Company shall have delivered to the Purchaser evidence, in form and substance reasonably satisfactory to the Purchaser, that employees of the Company Group who do not provide services primarily to the Company Group (including, without limitations, employees of the Company Group who provide services primarily to FBG) have been transferred out of the Company Group prior to Closing and are no longer employees of any member of the Company Group as of Closing;

(i) The Company and FBG shall have executed and delivered the intercompany fee sharing agreement, in form and substance reasonably satisfactory to the Purchaser, to the Purchaser (the “Intercompany Services Agreement”);

(j) The Company and FBG shall have executed and delivered an agreement to settle the Company’s aged and non-trade intercompany balances, in form and substance reasonably satisfactory to the Purchaser, to the Purchaser;

(k) An Officer of the Company shall have delivered to the Purchaser at the Closing a certificate certifying (i) the Certificate of Formation and Amended LLC Agreement of the Company as in effect at the Closing and (ii) resolutions of the Sole Member and Manager of the Company approving this Agreement and the transactions contemplated thereby;

(l) The Company shall have delivered Fast Acquisition Corp. II’s written consent to the transactions contemplated herein to the Purchaser; and

(m) All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.

6.2 Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell New Units to the Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

(a) The representations and warranties of the Purchaser contained in Article 3 shall be true and correct in all respects as of the Closing;

(b) The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Purchaser on or before the Closing;

(c) All authorizations, approvals or permits, if any, of any Governmental Body that are required in connection with the lawful issuance and sale of the New Units pursuant to this Agreement shall be obtained and effective as of the Closing; and

(d) The Purchaser shall have executed and delivered the Amended LLC Agreement to the Company.

Article 7
MISCELLANEOUS

7.1 Disclosure. The Company has made available to the Purchaser all the information that the Purchaser have requested for deciding whether to acquire the New Units. No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedules, and no certificate furnished or to be furnished to Purchaser at the Closing contains any untrue statement of a material fact or, to the Company’s Knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

7.2 Survival of Representations. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery hereof and the Closing of the transactions contemplated hereby. Notwithstanding anything to the contrary herein, in the event that the Purchaser is entitled to recover damages in connection with any breach of this Agreement by the Company, the amount of such damages shall be equitably increased such that the Purchaser does not bear a proportional share of such damages based on the Purchaser’s interest in the Company acquired pursuant to this Agreement.

7.3 Amendment and Waiver. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (a) only if it is made or given in writing and signed by the Company and the Purchaser and (b) only in the specific instance and for the specific purpose for which made or given. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

7.4 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, and signature pages may be delivered by facsimile, portable document format (PDF) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

7.5 Headings; Interpretation. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. All nouns, pronouns and verbs used in this Agreement shall be construed as masculine, feminine, neuter, singular, or plural, whichever shall be applicable. Titles or captions of Sections contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. All references in this Agreement to Sections, clauses, subparagraphs, Schedules and Exhibits shall be deemed to be references to Articles, Sections, clauses and subparagraphs of, and Schedules and Exhibits to, this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The words “hereof,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified, supplemented or restated, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. All references to a “party” or “parties” mean a party or parties to this Agreement unless the context requires otherwise, and all references to any party shall mean and include such party, its successors and permitted assigns unless the context otherwise requires. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any agreement, instrument or document to be drafted. Any and all payments under this Agreement shall be paid in United States Dollars. All references to “$” herein mean United States Dollars.

7.6 Governing Law. This Agreement, and all Actions that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby shall be enforced, governed by and construed in accordance with the laws of the State of Delaware, regardless of the choice or conflict of laws provisions of Delaware or any other jurisdiction, EXCLUSIVE OF ITS CONFLICTS OF LAW PROVISIONS.

7.7 Dispute Resolution. The parties agree to amicably resolve any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding the existence, validity or termination thereof (a “Dispute”), for a period of 30 days following written notice of a Dispute by any party to another party. Notwithstanding Section 7.6, any Dispute not timely resolved as aforesaid shall be referred to, and finally resolved by arbitration administered by the London Court of International Arbitration (the “LCIA”) under the LCIA arbitration rules then in effect, which rules (the “Rules”) are deemed to be incorporated by reference herein. Notwithstanding the foregoing, the arbitral tribunal resolving a Dispute (the “Arbitral Tribunal”) shall consist of three (3) neutral arbitrators, who shall be appointed in accordance with the Rules. The Arbitral Tribunal shall be fluent in English. The seat, or legal place, of the arbitration shall be London, United Kingdom. The language to be used in the arbitral proceedings, and in any award or decision issued pursuant thereto, shall be English. The award or decision issued in connection with any such arbitration shall be conclusive, final and binding on the parties and the Arbitral Tribunal. Judgment upon any award or decision may be entered in, and enforced by, any court of competent jurisdiction. For the avoidance of doubt, any party may seek injunctive relief or specific performance in any court of competent jurisdiction to enforce its rights and remedies hereunder or as it may have at law or in equity. The agreement to arbitrate in this Section 7.7 shall be governed by the substantive laws of England and Wales.

7.8 Fees and Expenses. At the Closing, the Company shall pay the Purchaser’s reasonable out-of-pocket costs and expenses, associated with performance of due diligence and documentation and negotiation and closing of the transactions contemplated by this Agreement and the Amended LLC Agreement in an amount not to exceed, Five Hundred Thousand Dollars ($500,000.00) (the “Reimbursement Amount”). For administrative convenience, the Company hereby directs the Purchaser to net the Reimbursement Amount against the Closing Payment and to retain the Reimbursement Amount in satisfaction of the Company’s obligations under this Section 7.8.

7.9 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, or (b) sent by digital transmission method (including e-mail), or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Falcon’s Creative Group, LLC
6996 Piazza Grande Ave, Suite 301
Orlando, Florida 32835
Attn: [***]
Email: [***]

If to the Purchaser:

Qiddiya Investment Company
10th floor, Building MU04, ITCC Complex,

AlRaidah Digital City, Al Nakhil District,

Riyadh 12382, Kingdom of Saudi Arabia
Attn: [***]
Email: [***]

With copies (which shall not constitute
Notice, but which shall be required for valid
notice) to:

Latham & Watkins LLP
355 S. Grand Avenue
Los Angeles, California 90071
Attention: David Zaheer
Email: david.zaheer@lw.com

or to such other address or e-mail address as such Person may from time to time specify by notice to the other party hereto. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally, (ii) upon receipt, if sent by facsimile or other electronic or digital transmission method (including e-mail), or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

7.10 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired.

7.11 Entire Agreement. This Agreement, including the Disclosure Schedules, and the Amended LLC Agreement are intended by the parties as a final expression of their agreement and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Agreement and the Amended LLC Agreement supersede all prior agreements and understandings, whether written or oral, between the parties with respect to such subject matter.

7.12 Assignment. Neither the Purchaser nor the Company shall have the right or the power to assign or delegate any provision of this Agreement except with the prior written consent of the Company and the holders of a majority of the New Units issued pursuant to this Agreement; provided, that the Purchaser may, without the prior consent of the Company, assign this Agreement and any rights or duties hereunder to any of its Affiliates; provided further, that no such assignment shall relieve the Purchaser of its obligations hereunder. Subject to the immediately preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, legatees, successors and assigns.

7.13 No Commitment for Additional Financing. The Company acknowledges and agrees that the Purchaser has made no representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the New Units as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (a) no statements, whether written or oral, made by the Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (b) the Company shall not rely on any such statement by the Purchaser or its representatives, and (c) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by the Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. The Purchaser shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

[Signature Pages Follow]

FALCON’S CREATIVE GROUP, LLC SUBSCRIPTION AGREEMENT COMPANY SIGNATURE PAGE

The undersigned does hereby agree to all of the terms and conditions of this Agreement as of the Effective Date.

COMPANY:

FALCON’S CREATIVE GROUP, LLC

By:	/s/ Cecil D. Mapguri
Name:	Cecil D. Mapguri
Title:	Chief Executive Officer

[Signature page to Subscription Agreement]

FALCON’S CREATIVE GROUP, LLC SUBSCRIPTION AGREEMENT PURCHASER SIGNATURE PAGE

The undersigned does hereby agree to all of the terms and conditions of this Agreement as of the Effective Date.

pURCHASER:

QIC Delaware, Inc.

By:	/s/ Alain-Franck Lacombe
Name:	Alain-Franck Lacombe
Title:	President and Secretary

[Signature page to Subscription Agreement]

EXHIBIT A

FORM OF AMENDED LLC AGREEMENT

[***]

EXHIBIT B

DISCLOSURE SCHEDULES

[***]